Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals Reports SECOND quarter financial results and provides business update

- Oral Fadraciclib Phase 2 Proof of Concept Study Enrolling Well -

- 065-101 PoC Interim Data Anticipated in the Fourth Quarter of 2024 -

- Management to Host Conference Call at 4:30 pm EDT Today -

BERKELEY HEIGHTS, NJ, August 14, 2024 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company"), a biopharmaceutical company developing innovative medicines based on cancer cell biology, announced today second quarter financial results and provided a business update.

“Following oral fadraciclib data presented at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting, the Phase 2 stage of our 065-101 study is enrolling well,” said Spiro Rombotis, President and Chief Executive Officer. “We are on track to report in the fourth quarter of 2024 initial data from the precision medicine cohort of 065-101 with our CDK2/9 inhibitor as monotherapy in patients with advanced solid tumors and later on in patients with T-cell lymphoma.”

“We are enrolling patients prospectively selected for CDKN2A/CDKN2B alterations in the Phase 2, proof of concept (PoC) stage of 065-101,” said Brian Schwartz, M.D., interim Chief Medical Officer. “We are pleased with strong investigator interest and are nearing completion of recruitment in the precision medicine cohort. There are no approved medicines for patients with CDKN2A/CDKN2B alterations. A second cohort to evaluate fadraciclib in patients with T-cell lymphoma is open for enrollment. We are encouraged about fadraciclib’s prospects and look forward to presenting emerging data from the 065-101 study later in the year.“

Financial Highlights

As of June 30, 2024, cash equivalents totalled $6.0 million, compared to $3.4 million as of December 31, 2023. Net cash used in operating activities was $3.6 million for the six months ended June 30, 2024 compared to $8.2 million for the same period of 2023. Net cash provided by financing activities was approximately $6.3 million, net of expenses, for the six months ended June 30, 2024 from the issuance of common stock and warrants. The Company estimates that its current cash resources will fund planned programs into the fourth quarter of 2024.

Research and development (R&D) expenses were $2.0 million for the three months ended June 30, 2024, as compared to $4.7 million for the same period in 2023. R&D expenses relating to fadraciclib were $1.5 million for the three months ended June 30, 2024, as compared to $3.0 million for the same period in 2023 due to a decrease in clinical trial and other non-clinical expenditures. R&D expenses related to plogosertib were $0.5 million for the three months ended June 30, 2024, as compared to $1.4 million for the same period in 2023 due to a decrease in manufacturing costs and other non-clinical expenditures.

General and administrative expenses remained flat at approximately $1.6 million for each of the three months ended June 30, 2024 and 2023.

Total other expenses, net, for the three months and year ended June 30, 2024 were $0.1 million for each of the three months ended June 30, 2024 and 2023.

United Kingdom research & development tax credits for the three months ended June 30, 2024 were $0.4 million, compared to $0.6 million for the same period of the previous year and are directly correlated to qualifying research and development expenditure.

Net loss for the three months ended June 30, 2024, was $3.3 million (including stock-based compensation expense of $0.2 million), compared to $5.5 million (including stock-based compensation expense of $0.4 million) for the same period in 2023.

Conference call information:

Call: (800) 225-9448 / international call: (203) 518-9708

Archive: (800) 934-7884 / international archive: (402) 220-6987

Code for live and archived conference call is CYCCQ224. Webcast link

For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis biology. The transcriptional regulation program is evaluating fadraciclib, a CDK2/9 inhibitor, and the anti-mitotic program plogosertib, a PLK1 inhibitor, in patients with both solid tumors and hematological malignancies. Cyclacel's strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include, among other things, statements related to Cyclacel’s future plans and prospects, Cyclacel’s anticipated cash runway and the planned timing of data results and continued development of fadraciclib. Factors that may cause actual results to differ materially include market and other conditions, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and Cyclacel’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:	Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:	Grace Kim, IR@cyclacel.com

© Copyright 2024 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

SOURCE: Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (LOSS)

(In $000s, except share and per share amounts)

	Three Months Ended
	June 30,
	2024	2023
Revenues	$4	$373

Operating expenses:
Research and development	2,023	4,727
General and administrative	1,625	1,575
Total operating expenses	3,648	6,302
Operating loss	(3,644)	(5,929)
Other income (expense):
Foreign exchange gains (losses)	3	(76)
Interest income	(28)	77
Other income, net	-	(106)
Total other income (expense), net	(25)	(105)
Loss before taxes	(3,669)	(6,034)
Income tax benefit	412	586
Net loss	(3,257)	(5,448)
Dividend on convertible exchangeable preferred shares	-	(50)
Net loss applicable to common shareholders	$(3,257)	$(5,498)
Basic and diluted earnings per common share:
Net loss per share – basic and diluted (common shareholders)	$(0.72)	$(6.57)
Net loss per share – basic and diluted (redeemable common shareholders)	$-	$(6.57)

CYCLACEL PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEET

(In $000s, except share, per share, and liquidation preference amounts)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$6,000	$3,378
Prepaid expenses and other current assets	1,707	4,066
Total current assets	7,707	7,444

Property and equipment, net	5	9
Right-of-use lease asset	65	93
Non-current deposits	413	1,259
Total assets	$8,190	$8,805
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,741	$3,543
Accrued and other current liabilities	2,445	4,618
Total current liabilities	7,186	8,161
Lease liability	5	37
Total liabilities	7,191	8,198

Stockholders’ equity	999	607
Total liabilities and stockholders’ equity	$8,190	$8,805